SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2006

California News Tech
(Exact name of registrant as specified in its charter)

Nevada	333-107300	88-0417389
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Van Ness Avenue Suite 406-407, 4th Floor, San Francisco, California USA	94109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 415-205-1695

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 18, 2006, the board of directors appointed Mr. William L. White, 64, to act as our Chief Financial Officer. Mr. White is a certified public accountant by the state of California. Over the last approximately five years, since August of 2001, Mr. White served as the Chief Financial Officer for Game Link, Inc., a San Francisco based privately held internet retailer with approximately 100 employees and 2005 sales of approximately $20 million. His responsibilities included finance, accounting and human resources. Mr. White holds a bachelor’s degree in Industrial Engineering and a masters degree in Business Administration, both from Stanford University, awarded in 1964 and 1968, respectively.

There are no family relationships between Mr. White and any of our directors or executive officers.

Mr. White has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

Our agreement with Mr. White provides that he will serve with us on a part time, as needed basis as an independent contractor for a period of three months, through June 18, 2006, subject to extension by mutual agreement of the parties. We will compensate Mr. White at a rate of $300 per eight hour day worked.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

California News Tech

/s/ Marian Munz
Marian Munz
Director, President, Chief Executive Officer

Date: March 20, 2006